Exhibit 99.1
For Immediate Release

CONTACT: James M. Harrison, President or Michael A. Correale, Chief Financial Officer Amscan Holdings, Inc. 914-345-2020
Amscan Holdings, Inc. Announces Retail Sales
For Five-week Halloween Season Ended November 5, 2011.
ELMSFORD, NEW YORK November 14, 2011 — Amscan Holdings, Inc. (“the Company”), America’s largest retailer of party goods, today announced its retail sales results for the five-week Halloween season ended November 5, 2011. The Company’s retail sales include sales under its retail banners, Party City, Halloween City, Factory Card & Party Outlet (“FCPO”) and The Paper Factory.
Retail sales for the five-week period ended November 5, 2011 totaled $346 million and were $36 million or 11% higher than the retail sales for the five-week period ended November 6, 2010, with the growth in sales occurring at both our permanent brick and mortar and online stores.
During the five-week Halloween season of 2011 the Party City brand experienced a 10% comp sales increase comprised of Party City stores, which experienced a comp store sales increase of 5% at stores open as Party City during both the 2011 and 2010 selling seasons, and e — commerce sales which increased by 63% for the 2011 selling season. Sales for FCPO stores that were converted to Party City stores during the past twelve months increased 55% during 2011. All other permanent stores averaged a 7% comp store increase during the 2011 selling season and the average sales at temporary Halloween City stores during the 2011 selling season were slightly higher than during the 2010 season.
During the five-week period ended November 5, 2011 the Company operated 486 Party City stores, 63 FCPO stores and 42 smaller outlet stores, as compared to 423 Party City stores, 91 FCPO stores and 67 outlet stores for the year earlier period. In addition to its network of permanent stores, the Company operated 400 temporary Halloween stores, as compared to 404 in 2010.
Commenting on these results, Gerry Rittenberg, the Company’s Chief Executive Officer, stated: “In light of the current economy and aggressive competition for market share during the Halloween season, we are extremely pleased with these key holiday results.”
Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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